Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Twin Vee PowerCats Co.

(Exact Name of Registrant as Specified in its Charter)

Table1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)(2)	315,000(3)	$3.23	$1,017,450	$92.70 per $1,000,000	$94.32
Total Offering Amounts					$1,017,450	$92.70 per $1,000,000	$94.32
Total Fee Offsets(4)							—
Net Fee Due							$94.32

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price for the shares under the Plan (as defined below) is based upon the average of the high and low sale prices of the Registrant’s common stock reported on the Nasdaq Capital Market on May 13, 2022.

(3)	Represents shares of common stock that were automatically added to the number of shares authorized for issuance under the Registrant’s Amended and Restated 2021 Stock Incentive Plan (the “Plan”) on January 1, 2022 pursuant to an “evergreen” provision contained in the Plan.

(4)	The Registrant does not have any fee offsets to claim.